Exhibit 99.1
Post Holdings Reports Results for the Third Quarter of Fiscal Year 2021
St. Louis - August 5, 2021 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the third fiscal quarter ended June 30, 2021.
Highlights:
•Third quarter net sales of $1.6 billion
•Operating profit of $206.5 million; net loss of $54.3 million; Adjusted EBITDA of $302.6 million
•Completed the private label cereal and Egg Beaters acquisitions and the initial public offering of Post Holdings Partnering Corporation
•Second half fiscal year 2021 Adjusted EBITDA (non-GAAP) expected to range between $590-$610 million
Third Quarter Consolidated Operating Results
Net sales were $1,589.8 million, an increase of 19.0%, or $253.4 million, compared to $1,336.4 million in the prior year period, and included $78.5 million in net sales from acquisitions made in fiscal years 2021 and 2020. More information on these acquisitions is discussed later in this release. Net sales growth in Foodservice, BellRing Brands and Weetabix was partially offset by declines in Post Consumer Brands and Refrigerated Retail. Gross profit was $479.4 million, or 30.2% of net sales, an increase of 9.8%, or $42.6 million, compared to the prior year period gross profit of $436.8 million, or 32.7% of net sales.
Selling, general and administrative (“SG&A”) expenses were $231.9 million, or 14.6% of net sales, an increase of $7.7 million compared to $224.2 million, or 16.8% of net sales, in the prior year period. Operating profit was $206.5 million, an increase of 20.0%, or $34.4 million, compared to $172.1 million in the prior year period, and included a gain on bargain purchase of $12.7 million and $11.8 million of accelerated amortization, both of which were treated as adjustments for non-GAAP measures.
Net loss was $54.3 million, a decrease of 250.8%, or $90.3 million, compared to net earnings of $36.0 million in the prior year period. Net loss/earnings included the following:

	Three Months Ended June 30,
(in millions)	2021	2020
Expense on swaps, net (1)	$121.6	$29.2
United Kingdom (“U.K.”) tax reform expense (1)	39.3	—
Equity method losses, net of tax	11.6	4.2
Net earnings attributable to noncontrolling interest (2)	10.0	4.4

(1) Discussed later in this release and were treated as adjustments for non-GAAP measures.
(2) Primarily reflected the allocation of 28.8% and 69.0% of BellRing Brands, Inc.’s (“BellRing”) and Post Holdings Partnering Corporation’s (“PHPC”), respectively, consolidated net earnings/loss to noncontrolling interest.

Diluted loss per common share was $0.95, compared to the prior year period diluted earnings per common share of $0.52. Adjusted net earnings were $60.4 million, or $0.93 per adjusted diluted common share, compared to $51.9 million, or $0.75 per diluted common share, in the prior year period.
Adjusted EBITDA was $302.6 million, an increase of 11.7%, or $31.7 million, compared to $270.9 million in the prior year period. Adjusted EBITDA in the third quarter of 2021 and 2020 included an adjustment of $9.4 million and $4.0 million, respectively, primarily for the portion of BellRing’s consolidated net earnings which was allocated to noncontrolling interest, resulting in Adjusted EBITDA including 100% of the consolidated Adjusted EBITDA of BellRing.

Nine Month Consolidated Operating Results
Net sales were $4,531.1 million, an increase of 5.7%, or $243.7 million, compared to the prior year period net sales of $4,287.4 million. Gross profit was $1,385.8 million, or 30.6% of net sales, an increase of $38.7 million compared to the prior year period gross profit of $1,347.1 million, or 31.4% of net sales.
SG&A expenses were $732.4 million, or 16.2% of net sales, an increase of $27.9 million compared to the prior year period SG&A expenses of $704.5 million, or 16.4% of net sales. SG&A expenses for the nine months ended June 30, 2021 included a provision of $15.0 million for a legal settlement, which was treated as an adjustment for non-GAAP measures. Operating profit was $517.9 million, a decrease of 0.7%, or $3.7 million, compared to the prior year period operating profit of $521.6 million, and included a gain on bargain purchase of $12.6 million and $29.9 million of accelerated amortization, both of which were treated as adjustments for non-GAAP measures.
Net earnings were $136.8 million, an increase of 343.4%, or $193.0 million, compared to the prior year period net loss of $56.2 million. Net earnings/loss included the following:

	Nine Months Ended June 30,
(in millions)	2021	2020
Loss on extinguishment and refinancing of debt, net (1)	$94.8	$72.9
(Income) expense on swaps, net (1)	(105.6)	192.4
U.K. tax reform expense (1)	39.3	—
Equity method losses, net of tax	26.5	22.6
Net earnings attributable to noncontrolling interest (2)	20.7	17.9

(1) Discussed later in this release and were treated as adjustments for non-GAAP measures.
(2) Primarily reflected the allocation of 28.8% and 69.0% of BellRing’s and PHPC’s, respectively, consolidated net earnings/loss to noncontrolling interest.
Diluted earnings per common share were $1.99, compared to the prior year period diluted loss per common share of $0.81. Adjusted net earnings were $127.6 million, or $1.94 per diluted common share, compared to the prior year period Adjusted net earnings of $150.3 million, or $2.13 per adjusted diluted common share.
Adjusted EBITDA was $850.8 million, a decrease of 1.7%, or $14.9 million, compared to the prior year period Adjusted EBITDA of $865.7 million. Adjusted EBITDA for the nine months ended June 30, 2021 and June 30, 2020 included an adjustment of $19.4 million and $16.6 million, respectively, primarily for the portion of BellRing’s consolidated net earnings which was allocated to noncontrolling interest, resulting in Adjusted EBITDA including 100% of the consolidated Adjusted EBITDA of BellRing.
Recent Acquisitions
The below table lists Post’s recent acquisitions, including the acquisition date, the fiscal year in which the acquisition was completed and the segment in which the results of the acquisition are reported.

Acquisition	Acquisition Date	Fiscal Year	Segment
Private label ready-to-eat cereal business of TreeHouse Foods, Inc. (the “PL RTE Cereal Business”)	June 1, 2021	2021	Post Consumer Brands
Egg Beaters liquid egg brand (“Egg Beaters”)	May 27, 2021	2021	Refrigerated Retail
Almark Foods business and related assets (“Almark”)	February 1, 2021	2021	Foodservice and Refrigerated Retail
Peter Pan nut butter brand (“Peter Pan”)	January 25, 2021	2021	Post Consumer Brands
Henningsen Foods, Inc. (“Henningsen”)	July 1, 2020	2020	Foodservice
Post Consumer Brands
North American ready-to-eat (“RTE”) cereal and Peter Pan nut butters.
For the third quarter, net sales were $468.7 million, a decrease of 11.2%, or $59.4 million, compared to the prior year period, and included $38.4 million in combined net sales from the PL RTE Cereal Business and Peter Pan. Volumes decreased 10.9% (including an 860 basis point benefit from the PL RTE Cereal Business and Peter Pan), with the decline driven by (i) lapping increased purchases in the prior year period driven by increased at-home consumption in reaction to the COVID-19 pandemic, (ii) continuing broader softness across value and private label cereal products and (iii) declines resulting from the decision to exit certain low-margin private label business. Segment profit was $87.8 million, a decrease of 31.2%, or $39.8 million, compared to the prior year period. Segment Adjusted EBITDA was $119.7 million, a decrease of 23.3%, or $36.3 million, compared to the prior year period. Third quarter 2021 segment profit and segment Adjusted EBITDA were negatively impacted by reduced volumes and higher manufacturing and freight costs.
For the nine months ended June 30, 2021, net sales were $1,393.6 million, a decrease of 5.7%, or $83.6 million, compared to the prior year period. Segment profit was $250.1 million, a decrease of 16.8%, or $50.5 million, compared to the prior year period. Segment profit for the nine months ended June 30, 2021 was negatively impacted by a provision of $15.0 million for a legal settlement, which was treated as an adjustment for non-GAAP measures. Segment Adjusted EBITDA was $355.3 million, a decrease of 8.1%, or $31.3 million, compared to the prior year period.
Weetabix
Primarily U.K. RTE cereal and muesli.
For the third quarter, net sales were $123.4 million, an increase of 10.4%, or $11.6 million, compared to the prior year period, and reflected a favorable foreign currency exchange rate tailwind of approximately 1,240 basis points. Volumes decreased 2.0%, as growth in private label, new product introductions and drink products was offset by declines in nearly all other products driven by lapping (i) increased purchases in the prior year period driven by increased at-home consumption in reaction to the COVID-19 pandemic and (ii) the participation in a government-backed food initiative in the prior year period. Segment profit was $28.6 million, a decrease of 12.3%, or $4.0 million, compared to the prior year period. Segment Adjusted EBITDA was $37.9 million, a decrease of 7.1%, or $2.9 million, compared to the prior year period.
For the nine months ended June 30, 2021, net sales were $350.3 million, an increase of 7.2%, or $23.6 million, compared to the prior year period. Segment profit was $82.6 million, a decrease of 2.0%, or $1.7 million, compared to the prior year period. Segment Adjusted EBITDA was $110.1 million, an increase of 1.3%, or $1.4 million, compared to the prior year period.
Foodservice
Primarily egg and potato products.
For the third quarter, net sales were $435.1 million, an increase of 79.6%, or $192.8 million, compared to the prior year period, and included $31.2 million in combined net sales from Almark and Henningsen. Volumes increased 56.1% (including a 520 basis point benefit from Almark and Henningsen), driven by lapping significantly lower away-from-home demand in the prior year period. Egg volumes increased 47.0% (including a 510 basis point benefit from Almark and Henningsen) and potato volumes increased 98.9%. Segment profit was $27.9 million, an increase of 169.2%, or $68.2 million, compared to the prior year period. Segment Adjusted EBITDA was $59.8 million, an increase of 692.1%, or $69.9 million, compared to the prior year period. Third quarter 2021 segment profit and segment Adjusted EBITDA benefited from volume recovery and improvements in average net pricing, contribution margin and fixed cost absorption, which were partially offset by constrained service levels driven by labor shortages.
For the nine months ended June 30, 2021, net sales were $1,158.8 million, an increase of 11.3%, or $117.5 million, compared to the prior year period. Segment profit was $47.5 million, an increase of 55.7%, or $17.0 million, compared to the prior year period. Segment Adjusted EBITDA was $141.4 million, an increase of 17.5%, or $21.1 million, compared to the prior year period.
Refrigerated Retail
Primarily side dish, egg, cheese and sausage products.
For the third quarter, net sales were $220.8 million, a decrease of 11.8%, or $29.5 million, compared to the prior year period, and included $8.9 million in combined net sales from Egg Beaters and Almark. Net sales benefited from improved average net pricing for side dish, sausage and cheese products (driven by price increases taken in the third quarter). Volumes decreased 10.3% (including a 310 basis point benefit from Egg Beaters and Almark), and were pressured by reduced side dish and sausage service levels driven by labor shortages and lapping increased side dish, cheese and sausage purchases in the prior year period driven by increased at-home consumption in reaction to the COVID-19 pandemic. Volume information by product is disclosed in a table presented later in this release. Segment profit was $14.3 million, a decrease of 66.2%, or $28.0 million, compared to the prior year period. Segment Adjusted EBITDA was $33.4 million, a decrease of 46.5%, or $29.0 million, compared to the prior year period. Third quarter 2021 segment profit and segment Adjusted EBITDA were negatively impacted by reduced volumes, higher input costs for sausage, cheese and egg products and increased freight and manufacturing costs (which reflected reduced service levels driven by labor shortages).

For the nine months ended June 30, 2021, net sales were $723.4 million, a decrease of 2.0%, or $14.4 million, compared to the prior year period. Segment profit was $72.2 million, a decrease of 26.7%, or $26.3 million, compared to the prior year period. Segment Adjusted EBITDA was $127.7 million, a decrease of 17.2%, or $26.6 million, compared to the prior year period.
BellRing Brands
Ready-to-drink (“RTD”) protein shakes, other RTD beverages, powders and nutrition bars.
For the third quarter, net sales were $342.6 million, an increase of 67.8%, or $138.4 million, compared to the prior year period. Premier Protein net sales benefited from (i) RTD shake distribution gains for both existing and new products, (ii) strong velocities driven in part by a) lapping a decrease in customer trade inventory levels in the prior year period (driven by consumer pantry-loading in the second quarter of 2020 in reaction to the COVID-19 pandemic) and b) category momentum, (iii) promotional activity and (iv) higher average net selling prices (driven by RTD shake list price increases taken in the third quarter of 2021 and a favorable product and customer mix). Net sales for Dymatize increased 98.5% and for all other products increased 49.2%.
Segment profit was $51.5 million, an increase of 68.3%, or $20.9 million, compared to the prior year period, and included $11.8 million of accelerated amortization (incurred in connection with the discontinuance of the Supreme Protein brand and was treated as an adjustment for non-GAAP measures), $3.4 million of higher marketing and consumer advertising expenses and higher incentive compensation accruals. Segment Adjusted EBITDA was $70.5 million, an increase of 83.1%, or $32.0 million, compared to the prior year period. Third quarter 2021 segment profit and segment Adjusted EBITDA were negatively impacted by a decline in gross profit margin driven by higher input costs (predominantly freight and milk-based proteins for RTD shakes).
For the nine months ended June 30, 2021, net sales were $907.1 million, an increase of 28.5%, or $201.4 million, compared to the prior year period. Segment profit was $114.9 million, relatively flat compared to the prior year period, and included $29.9 million of accelerated amortization (incurred in connection with the discontinuance of the Supreme Protein brand), $5.9 million of higher marketing and consumer advertising expenses, $5.3 million of restructuring and facility closure costs and higher incentive compensation accruals, which were partially offset by $1.9 million of lower transaction costs related to BellRing’s separation from Post. Accelerated amortization, restructuring and facility closure costs and transaction costs were treated as adjustments for non-GAAP measures. Segment Adjusted EBITDA was $173.4 million, an increase of 23.4%, or $32.9 million, compared to the prior year period.
As of June 30, 2021, BellRing had $618.7 million in total principal value of debt and $89.4 million in cash and cash equivalents.
For further information, please refer to the BellRing third quarter 2021 earnings release and conference call (the details of which are included later in this release).
Interest, Loss on Extinguishment and Refinancing of Debt, Expense (Income) on Swaps and Income Tax
Interest expense, net was $91.9 million in the third quarter of 2021, compared to $96.4 million in the third quarter of 2020. Interest expense, net included $9.5 million and $15.3 million attributable to BellRing in the third quarter of 2021 and 2020, respectively. For the nine months ended June 30, 2021, interest expense, net was $283.3 million, compared to $293.3 million for the nine months ended June 30, 2020. Interest expense, net in the nine months ended June 30, 2021 included $33.6 million attributable to BellRing. Interest expense, net in the nine months ended June 30, 2020 included (i) $41.2 million attributable to BellRing and (ii) a loss of $7.8 million resulting from the reclassification of losses previously recorded in accumulated other comprehensive loss to interest expense.
Loss on extinguishment and refinancing of debt, net of $94.8 million was recorded in the nine months ended June 30, 2021 in connection with (i) Post’s repayment of its 5.00% senior notes due in August 2026 and (ii) an opportunistic repricing of BellRing Brands, LLC’s (“BellRing LLC”) term loan in February 2021. Loss on extinguishment and refinancing of debt, net of $72.9 million was recorded in the nine months ended June 30, 2020 in connection with (i) Post’s repayment of its 5.50% senior notes due in March 2025 and 8.00% senior notes due in July 2025, (ii) Post’s repayment of the entire principal balance of its term loan in the first quarter of 2020, (iii) the assignment of debt to BellRing LLC related to the creation of BellRing’s capital structure in the first quarter of 2020 and (iv) the amendment and restatement of Post’s credit agreement in March 2020.
Expense (income) on swaps, net relates to non-cash mark-to-market adjustments on interest rate swaps. Expense on swaps, net was $121.6 million in the third quarter of 2021, compared to $29.2 million in the third quarter of 2020. For the nine months ended June 30, 2021, income on swaps, net was $105.6 million, compared to an expense of $192.4 million in the nine months ended June 30, 2020.

Income tax expense was $28.5 million in the third quarter of 2021, compared to $5.0 million in the third quarter of 2020, an effective income tax rate of 10.1%. For the nine months ended June 30, 2021, income tax expense was $81.2 million, an effective income tax rate of 30.6%, compared to a benefit of $11.7 million in the nine months ended June 30, 2020, an effective income tax rate of 42.7%. In the three and nine months ended June 30, 2021, the effective income tax rates differed significantly from the statutory tax rates primarily as a result of enacted tax law changes in the U.K., which included a provision to increase the U.K.’s corporate income tax rate from 19% to 25%, effective April 1, 2023. As a result, during the three and nine months ended June 30, 2021, Post recorded a $39.3 million income tax expense related to the remeasurement of Post’s U.K. deferred tax assets and liabilities considering the 25% U.K. corporate income tax rate for future periods. In the three and nine months ended June 30, 2020, the effective income tax rates differed significantly from the statutory tax rates primarily as a result of a rate differential on foreign income and discrete tax benefits, which largely related to Post’s equity method investment in 8th Avenue Food & Provisions, Inc. (“8th Avenue”).
Share Repurchases
Post did not repurchase any shares of its common stock during the third quarter of 2021. During the nine months ended June 30, 2021, Post repurchased 3.3 million shares for $315.3 million at an average price of $95.76 per share. At the end of the third quarter of 2021, Post had $333.6 million remaining under its share repurchase authorization.
PHPC
On May 28, 2021, PHPC, a special purpose acquisition company formed by Post, completed its initial public offering (the “PHPC IPO”) of 34.5 million units (which includes the underwriters’ exercise in full of their option to purchase up to an additional 4.5 million units which was completed on June 3, 2021 after the closing of the PHPC IPO) at a price to the public of $10.00 per unit. The net proceeds from the PHPC IPO were placed in a trust account. Under the terms of the PHPC IPO, PHPC is required to consummate a partnering transaction within two years of the completion of the PHPC IPO (with some exceptions). PHPC Sponsor, LLC, a wholly-owned subsidiary of Post and the sponsor of PHPC (“PHPC Sponsor”), purchased 4.0 million of the 34.5 million units at the initial public offering price and, as of June 30, 2021, beneficially owns 31.0% of PHPC. PHPC Sponsor has committed to invest up to $100 million in PHPC in the form of a forward purchase agreement. Post fully consolidates the results of PHPC within Post’s financial statements and allocates 69.0% of PHPC’s consolidated net earnings/loss and net assets to redeemable noncontrolling interest within Post’s financial statements.
Post Plans to Distribute Its Interest in BellRing to Post Shareholders
As announced in a separate release today, Post plans to distribute a significant portion of its interest in BellRing to shareholders of Post under a plan of distribution that could include a pro-rata distribution, an exchange offer or a combination of both. Post expects to determine the form of distribution based on market conditions. The transaction will be governed by definitive agreements to be entered into between Post and BellRing and is expected to be completed in the first half of calendar year 2022, subject to certain customary conditions, including receipt of regulatory approvals and the approval of BellRing’s stockholders. Post expects to provide further details regarding this transaction as progress is made in implementing its plan.
COVID-19 Commentary
Post continues to closely monitor the impact of the COVID-19 pandemic on its business and remains focused on ensuring the health and safety of its employees and serving customers and consumers.
Post products sold through retail channels generally experienced an uplift in sales starting in March 2020 and continuing through the first half of fiscal 2021 driven by increased at-home consumption in reaction to the COVID-19 pandemic. In addition, most of Post’s retail categories exhibited a mix shift to premium products. In the third quarter of fiscal 2021, most of Post’s retail channel product categories trended toward growth rates in line with their pre-pandemic levels.
At the onset of the COVID-19 pandemic, Post’s foodservice business was significantly impacted by lower away-from-home demand resulting from the impact of the COVID-19 pandemic on various channels, including full service restaurants, quick service restaurants, education and travel and lodging. Since then, the recovery of Post’s foodservice volumes has been closely tracking with changes in the degree of restrictions on mobility and gathering. Volumes have nearly fully recovered to pre-pandemic levels in certain channels and product categories, and volumes in other channels impacted by the COVID-19 pandemic continue to show meaningful improvement sequentially and when compared to the prior year period. However, overall Post’s foodservice business volumes remain below pre-pandemic levels.
Supply chain performance for Post’s cereal businesses has stabilized, following disruptions during fiscal 2020 and the first half of fiscal 2021 that resulted from the impact of the COVID-19 pandemic. As the overall economy continues to recover from the impact of the COVID-19 pandemic, labor and freight shortages and other disruptions are pressuring Post’s foodservice and refrigerated retail supply chain. As a result, service levels and fill rates have declined, costs have increased and certain products have been placed on allocation. Post anticipates its foodservice and refrigerated retail supply chain performance will be dependent upon Post’s ability to adequately hire, train and retain manufacturing staff. Post expects staffing levels to improve gradually over the next several quarters.
Volume recovery in Post’s foodservice business is now two-fold dependent not only on changes in the degree of restrictions on mobility and gathering, but also on stabilization of supply chain performance. Post expects its foodservice business to continue to recover through fiscal 2022 and return to pre-pandemic profitability in fiscal 2023. Volume growth in Post’s refrigerated retail business, most notably for side dish products, is expected to be constrained until supply chain performance has stabilized.
BellRing’s primary categories returned to growth rates in line with their pre-pandemic levels in the fourth quarter of fiscal 2020 and have remained strong in subsequent periods.
As of June 30, 2021, Post had $775.9 million in cash and cash equivalents on hand and the available borrowing capacity under its revolving credit facility was $730.8 million (reflecting $19.2 million of outstanding letters of credit, a reduction in the borrowing capacity).
Outlook
Post management has updated its Adjusted EBITDA outlook for the second half of fiscal year 2021 to be between $590-$610 million. Post management continues to expect fiscal year 2021 capital expenditures to range between $225-$250 million, including approximately $3 million attributable to BellRing.
Post provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for income/expense on swaps, net, gain/loss on extinguishment and refinancing of debt, net, noncontrolling interest adjustment, equity method investment adjustment, mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities and equity securities, gain on/adjustment to bargain purchase, provision for legal settlements, transaction and integration costs and other charges reflected in Post’s reconciliations of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Post’s Use of Non-GAAP Measures.”
BellRing Outlook
Following better-than-expected third quarter results, BellRing management has raised its guidance range for fiscal year 2021 for net sales to $1.25-$1.28 billion from $1.17-$1.20 billion and Adjusted EBITDA to $230-$236 million from $214-$220 million. Capital expenditures are expected to be approximately $3 million.
The accelerated growth experienced in the third quarter has exceeded BellRing’s current shake manufacturing capacity, all of which is owned and managed by third parties. Some of the anticipated capacity expansion across the broader third party shake contract manufacturer network has been temporarily delayed resulting from labor shortages and equipment delays; as a result, BellRing’s inventory is expected to be low for several quarters. BellRing, in partnership with its third party shake contract manufacturers, plans to add significant capacity over the next several quarters. BellRing’s early projections for fiscal year 2022 anticipate net sales growth and Adjusted EBITDA to be within its long-term algorithm (organic net sales growth of approximately 10%-12% and Adjusted EBITDA margin of approximately 18%-20% of net sales).
BellRing provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring and facility closures costs, separation costs, noncontrolling interest adjustment and other charges reflected in BellRing’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding BellRing’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures” in BellRing’s third quarter of fiscal year 2021 earnings release. BellRing, as a separate publicly-traded company, releases guidance regarding its future performance. These statements are prepared by BellRing’s management, and Post does not accept any responsibility for any such statements.
8th Avenue Standalone Financial Information
Post owns a 60.5% common equity interest in 8th Avenue, which is an unconsolidated affiliate that manufactures and distributes private label peanut and other nut butters, pasta, dried fruit and nut products and granola.

For the third quarter, net sales were $214.8 million, a decrease of 11.9%, or $28.9 million, compared to the prior year period. Net loss was $7.1 million, a decrease of 282.1%, or $11.0 million, compared to the prior year period. Adjusted EBITDA was $16.3 million, a decrease of 36.3%, or $9.3 million, compared to the prior year period.
For the nine months ended June 30, 2021, net sales were $664.5 million, a decrease of 4.4%, or $30.7 million, compared to the prior year period. Net loss was $8.2 million, a decrease of 95.2%, or $4.0 million, compared to the prior year period. Adjusted EBITDA was $60.4 million, a decrease of 15.6%, or $11.2 million, compared to the prior year period.
As of June 30, 2021, 8th Avenue was capitalized with $19.2 million of unrestricted cash and cash equivalents, $611.9 million of senior secured debt, $105.0 million under its revolving credit facility, $60.1 million related to a sale-leaseback transaction, $250.0 million in principal amount of preferred equity and $88.4 million of accumulated, but unpaid, preferred dividends. Summarized financial information for 8th Avenue is disclosed later in this release.
For 8th Avenue, Post management expects fiscal year 2021 Adjusted EBITDA to range between $83-$87 million.
Post provides Adjusted EBITDA guidance for 8th Avenue only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including transaction, integration and sale-leaseback costs, non-cash stock-based compensation and other charges reflected in 8th Avenue’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Post’s Use of Non-GAAP Measures.”
Post’s Use of Non-GAAP Measures
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA for Post and 8th Avenue and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures” and “Explanation and Reconciliation of 8th Avenue’s Non-GAAP Measure.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and segment Adjusted EBITDA, as key metrics in the evaluation of underlying company and segment performance, in making financial, operating and planning decisions and, in part, in the determination of cash bonuses for its executive officers and employees. Additionally, Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of Post and its segments and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding Post’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures” and “Explanation and Reconciliation of 8th Avenue’s Non-GAAP Measure” later in this release.
Post Conference Call to Discuss Earnings Results and Outlook
Post will host a conference call on Friday, August 6, 2021 at 9:00 a.m. EDT to discuss financial results for the third quarter of fiscal year 2021 and fiscal year 2021 outlook and to respond to questions. Robert V. Vitale, President and Chief Executive Officer, and Jeff A. Zadoks, Executive Vice President and Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside of the United States. The conference identification number is 9633789. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of Post’s website at www.postholdings.com.
A replay of the conference call will be available through Friday, August 20, 2021 by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside of the United States and using the conference identification number 9633789. A webcast replay also will be available for a limited period on Post’s website in the Investor Relations section.

BellRing Conference Call to Discuss Earnings Results and Outlook
BellRing will host a conference call on Friday, August 6, 2021 at 10:30 a.m. EDT to discuss financial results for the third quarter of fiscal year 2021 and fiscal year 2021 outlook and to respond to questions. Darcy H. Davenport, President and Chief Executive Officer, and Paul A. Rode, Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (833) 954-1568 in the United States and (409) 216-6583 from outside of the United States. The conference identification number is 7479008. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of BellRing’s website at www.bellring.com. A slide presentation containing supplemental material will also be available at the same location on BellRing’s website.
A replay of the conference call will be available through Friday, August 20, 2021 by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside of the United States and using the conference identification number 7479008. A webcast replay also will be available for a limited period on BellRing’s website in the Investor Relations section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what Post’s and BellRing’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecasted. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Additional Information Regarding Post’s Proposed Distribution of Its Interest in BellRing and Where to Find It
There is no assurance that the proposed distribution will be completed as anticipated or at all. This release shall not constitute an offer to sell, the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the proposed transaction, Post and BellRing will file registration statements with the Securities and Exchange Commission (the “SEC”). BellRing’s registration statement also will include a proxy statement which will be sent to BellRing stockholders in connection with their vote required in connection with the transaction. Investors and security holders are urged to read the registration statements/prospectuses, proxy statements and any other relevant documents when they become available because they will contain important information about the transaction. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge from the SEC’s website, www.sec.gov, Post’s website, www.postholdings.com, or BellRing’s website, www.bellring.com.
Participants in a Solicitation
The directors and executive officers of Post and BellRing and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the transaction. Information regarding the directors and executive officers of Post is available in its definitive proxy statement, which was filed with the SEC on December 7, 2020. Information regarding the directors and executive officers of BellRing is available in its definitive proxy statement, which was filed with the SEC on January 20, 2021. Free copies of these documents may be obtained as described in the preceding paragraph.
Forward-Looking Statements
Certain matters discussed in this release and on Post’s conference call are forward-looking statements, including Post’s Adjusted EBITDA outlook for the second half of fiscal year 2021, Post’s capital expenditure outlook for fiscal year 2021, statements regarding the effect of the COVID-19 pandemic on Post’s business, Post’s continuing response to the COVID-19 pandemic, Post’s proposed plan to distribute a significant portion of its interest in BellRing to Post’s shareholders, including the amount of BellRing equity Post intends to distribute, the form of distribution and the timing of the distribution, BellRing’s net sales, Adjusted EBITDA and capital expenditures outlook for fiscal year 2021, BellRing’s management’s expectations regarding fiscal year 2022 and Post management’s Adjusted EBITDA outlook for 8th Avenue for fiscal year 2021. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, but are not limited to, the following:
•the impact of the COVID-19 pandemic, including negative impacts on the global economy and capital markets, the health of Post’s employees, Post’s ability to manufacture and deliver its products, operating costs, demand for its foodservice and on-the-go products and Post’s operations generally;
•Post’s high leverage, Post’s ability to obtain additional financing (including both secured and unsecured debt), Post’s ability to service its outstanding debt (including covenants that restrict the operation of Post’s business) and a downgrade or potential downgrade in Post’s credit ratings;
•Post’s ability to continue to compete in its product categories and Post’s ability to retain its market position and favorable perceptions of its brands;
•Post’s ability to anticipate and respond to changes in consumer and customer preferences and behaviors and introduce new products;
•changes in economic conditions, disruptions in the U.S. and global capital and credit markets, changes in interest rates, volatility in the market value of derivatives and fluctuations in foreign currency exchange rates;
•disruptions or inefficiencies in Post’s supply chain, including as a result of Post’s reliance on third party suppliers or manufacturers for the manufacturing of many of Post’s products, pandemics (including the COVID-19 pandemic) and other outbreaks of contagious diseases, fires and evacuations related thereto, changes in weather conditions, natural disasters, agricultural diseases and pests and other events beyond Post’s control;
•significant volatility in the cost or availability of inputs to Post’s business (including freight, raw materials, energy and other supplies);
•Post’s ability to hire and retain talented personnel, the ability of Post’s employees to safely perform their jobs, including the potential for physical injuries or illness (such as COVID-19), employee absenteeism, labor strikes, work stoppages and unionization efforts;
•allegations that Post’s products cause injury or illness, product recalls and withdrawals and product liability claims and other related litigation;
•Post’s ability to identify, complete and integrate or otherwise effectively execute acquisitions or other strategic transactions and effectively manage its growth;
•the possibility that PHPC, a newly formed special purpose acquisition company for which the sponsor is Post’s wholly-owned subsidiary and in which Post indirectly owns an interest (through PHPC Sponsor), may not consummate a suitable partnering transaction within the prescribed two-year time period, that the partnering transaction may not be successful or that the activities for PHPC could be distracting to Post’s management;
•Post’s ability to successfully execute the proposed plan to distribute Post’s interest in BellRing;
•Post’s ability to promptly and effectively realize the strategic and financial benefits expected as a result of the BellRing initial public offering (the “BellRing IPO”);
•impairment in the carrying value of goodwill or other intangibles;
•Post’s ability to successfully implement business strategies to reduce costs;
•legal and regulatory factors, such as compliance with existing laws and regulations, as well as new laws and regulations and changes to existing laws and regulations and interpretations thereof, affecting Post’s business, including current and future laws and regulations regarding food safety, advertising and labeling and animal feeding and housing operations;
•the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;
•the failure or weakening of the RTE cereal category and consolidations in the retail and foodservice distribution channels;
•the ultimate impact litigation or other regulatory matters may have on Post;
•Post’s ability to successfully collaborate with third parties that have invested with Post in 8th Avenue and to effectively realize the strategic and financial benefits expected as a result of the separate capitalization of 8th Avenue;
•costs associated with the obligations of Bob Evans Farms, Inc. (“Bob Evans”) in connection with the sale and separation of its restaurants business in April 2017, which occurred prior to Post’s acquisition of Bob Evans, including certain indemnification obligations under the restaurants sale agreement and Bob Evans’s payment and performance obligations as a guarantor for certain leases;
•Post’s ability to protect its intellectual property and other assets and to continue to use third party intellectual property subject to intellectual property licenses;
•the ability of Post’s and its customers’, and 8th Avenue’s and its customers’, private brand products to compete with nationally branded products;
•risks associated with Post’s international businesses;
•the impact of the U.K.’s exit from the European Union (commonly known as “Brexit”) on Post and its operations;
•costs, business disruptions and reputational damage associated with information technology failures, cybersecurity incidents or information security breaches;
•changes in estimates in critical accounting judgments;

•losses or increased funding and expenses related to Post’s qualified pension or other postretirement plans;
•significant differences in Post’s, 8th Avenue’s and BellRing’s actual operating results from Post’s guidance regarding Post’s and 8th Avenue’s future performance and BellRing’s guidance regarding its future performance;
•Post’s, BellRing’s and PHPC’s ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and
•other risks and uncertainties described in Post’s, BellRing’s and PHPC’s filings with the SEC.

These forward-looking statements represent Post’s judgment as of the date of this release except with respect to BellRing’s guidance regarding its future performance, which represents BellRing’s judgment as of the date of this release. Post disclaims, however, any intent or obligation to update these forward-looking statements.

About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, foodservice, food ingredient and convenient nutrition food categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods, Bob Evans Farms and BellRing Brands. Post Consumer Brands is a leader in the North American ready-to-eat cereal category and also markets Peter Pan® nut butters. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. Post’s publicly-traded subsidiary BellRing Brands, Inc. is a holding company operating in the global convenient nutrition category through its primary brands of Premier Protein® and Dymatize®. Post participates in the private brand food category through its investment with third parties in 8th Avenue Food & Provisions, Inc., a leading, private brand centric, consumer products holding company. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@postholdings.com
(314) 644-7665
Media Relations
Lisa Hanly
lisa.hanly@postholdings.com
(314) 665-3180

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Net Sales	$1,589.8	$1,336.4	$4,531.1	$4,287.4
Cost of goods sold	1,110.4	899.6	3,145.3	2,940.3
Gross Profit	479.4	436.8	1,385.8	1,347.1
Selling, general and administrative expenses	231.9	224.2	732.4	704.5
Amortization of intangible assets	53.7	40.1	152.8	120.2
Other operating (income) expenses, net	(12.7)	0.4	(17.3)	0.8
Operating Profit	206.5	172.1	517.9	521.6
Interest expense, net	91.9	96.4	283.3	293.3
Loss on extinguishment and refinancing of debt, net	0.1	—	94.8	72.9
Expense (income) on swaps, net	121.6	29.2	(105.6)	192.4
Other income, net	(2.9)	(3.1)	(19.8)	(9.6)
(Loss) Earnings before Income Taxes and Equity Method Loss	(4.2)	49.6	265.2	(27.4)
Income tax expense (benefit)	28.5	5.0	81.2	(11.7)
Equity method loss, net of tax	11.6	4.2	26.5	22.6
Net (Loss) Earnings Including Noncontrolling Interest	(44.3)	40.4	157.5	(38.3)
Less: Net earnings attributable to noncontrolling interest	10.0	4.4	20.7	17.9
Net (Loss) Earnings	$(54.3)	$36.0	$136.8	$(56.2)

(Loss) Earnings per Common Share:
Basic	$(0.95)	$0.53	$2.02	$(0.81)
Diluted	$(0.95)	$0.52	$1.99	$(0.81)

Weighted-Average Common Shares Outstanding:
Basic	63.7	68.1	64.5	69.4
Diluted	63.7	69.2	65.6	69.4

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	June 30, 2021	September 30, 2020

ASSETS
Current Assets
Cash and cash equivalents	$775.9	$1,187.9
Restricted cash	6.4	5.5
Receivables, net	562.9	441.6
Inventories	670.1	599.4
Prepaid expenses and other current assets	83.9	53.4
Total Current Assets	2,099.2	2,287.8

Property, net	1,846.3	1,779.7
Goodwill	4,597.1	4,438.6
Other intangible assets, net	3,197.9	3,197.5
Equity method investments	88.2	114.1
Investments held in trust	345.0	—
Other assets	388.7	329.0
Total Assets	$12,562.4	$12,146.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$115.6	$64.9
Accounts payable	440.9	367.9
Other current liabilities	374.4	541.6
Total Current Liabilities	930.9	974.4

Long-term debt	6,932.1	6,959.0
Deferred income taxes	879.2	784.5
Other liabilities	682.4	599.8
Total Liabilities	9,424.6	9,317.7

Redeemable Noncontrolling Interest	305.0	—

Shareholders’ Equity
Common stock	0.8	0.8
Additional paid-in capital	4,249.2	4,182.9
Retained earnings	310.1	208.6
Accumulated other comprehensive income (loss)	97.6	(29.3)
Treasury stock, at cost	(1,823.8)	(1,508.5)
Total Shareholders’ Equity excluding Noncontrolling Interest	2,833.9	2,854.5
Noncontrolling interests	(1.1)	(25.5)
Total Shareholders’ Equity	2,832.8	2,829.0
Total Liabilities and Shareholders’ Equity	$12,562.4	$12,146.7

SELECTED CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(in millions)

	Nine Months Ended June 30,
	2021	2020
Cash provided by (used in):
Operating activities	$395.3	$408.4
Investing activities, including capital expenditures of $142.7 and $160.0	(737.4)	(94.8)
Financing activities	(75.2)	(313.9)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	6.2	0.5
Net (decrease) increase in cash, cash equivalents and restricted cash	$(411.1)	$0.2

SEGMENT INFORMATION (Unaudited)
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Net Sales
Post Consumer Brands	$468.7	$528.1	$1,393.6	$1,477.2
Weetabix	123.4	111.8	350.3	326.7
Foodservice	435.1	242.3	1,158.8	1,041.3
Refrigerated Retail	220.8	250.3	723.4	737.8
BellRing Brands	342.6	204.2	907.1	705.7
Eliminations	(0.8)	(0.3)	(2.1)	(1.3)
Total	$1,589.8	$1,336.4	$4,531.1	$4,287.4
Segment Profit (Loss)
Post Consumer Brands	$87.8	$127.6	$250.1	$300.6
Weetabix	28.6	32.6	82.6	84.3
Foodservice	27.9	(40.3)	47.5	30.5
Refrigerated Retail	14.3	42.3	72.2	98.5
BellRing Brands	51.5	30.6	114.9	115.0
Total segment profit	210.1	192.8	567.3	628.9
General corporate expenses and other	0.7	17.6	29.6	97.7
Interest expense, net	91.9	96.4	283.3	293.3
Loss on extinguishment and refinancing of debt, net	0.1	—	94.8	72.9
Expense (income) on swaps, net	121.6	29.2	(105.6)	192.4
(Loss) Earnings before Income Taxes and Equity Method Loss	$(4.2)	$49.6	$265.2	$(27.4)

SUPPLEMENTAL REFRIGERATED RETAIL SEGMENT INFORMATION (Unaudited)
The below table presents volume percentage changes for the current quarter compared to the prior year quarter for products within the Refrigerated Retail segment.

Product	Volume Percentage Change
All (1)	(10.3%)
Side dishes	(9.8%)
Egg (2)	17.9%
Cheese	(30.8%)
Sausage	(26.4%)

(1) Included a 310 basis point benefit from Egg Beaters and Almark.
(2) Included a 1,430 basis point benefit from Egg Beaters and Almark.

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Total segment profit
Total segment profit represents the aggregation of the segment profit for each of Post’s reportable segments, which for all segments excluding BellRing Brands is each segment’s earnings/loss before income taxes and equity method earnings/loss before impairment of property, goodwill and other intangible assets, facility closure related costs, restructuring expenses, gain/loss on assets and liabilities held for sale, gain/loss on sale of businesses and facilities, gain on/adjustment to bargain purchase, interest expense and other unallocated corporate income and expenses. Segment profit for BellRing Brands, as it is a publicly-traded company, is its operating profit. Post believes total segment profit is useful to investors in evaluating Post’s operating performance because it facilitates period-to-period comparison of results of segment operations.
Adjusted net earnings and Adjusted diluted earnings per common share
Post believes Adjusted net earnings and Adjusted diluted earnings per common share are useful to investors in evaluating Post’s operating performance because they exclude items that affect the comparability of Post’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings and Adjusted diluted earnings per common share are adjusted for the following items:
a.Income/expense on swaps, net: Post has excluded the impact of non-cash mark-to-market adjustments on interest rate swaps due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to estimates of fair value and economic conditions and as the amount and frequency of such adjustments are not consistent.
b.Payments of debt premiums and refinancing fees: Post has excluded payments and other expenses for premiums on debt extinguishment, net of gains realized on debt repurchased at a discount, and refinancing fees as such payments are inconsistent in amount and frequency. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
c.Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities: Post has excluded the impact of mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items and the amount and frequency of such adjustments are not consistent.
d.Accelerated amortization: Post has excluded non-cash accelerated amortization charges recorded in connection with discontinuance of brands as the amount and frequency of such charges are not consistent. Additionally, Post believes that these charges do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
e.Gain on/adjustment to bargain purchase: Post has excluded gains recorded for acquisitions in which the fair value of the assets acquired exceeded the purchase price and adjustments to such gains as such amounts are inconsistent in amount and frequency. Post believes such gains and adjustments are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post, and such amounts are not factored into the performance of acquisitions after their completion.
f.Provision for legal settlements: Post has excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as Post believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
g.Mark-to-market adjustments on equity securities: Post has excluded the impact of mark-to-market adjustments on investments in equity securities due to the inherent volatility associated with such amounts based on changes in market pricing variations and as the amount and frequency of such adjustments are not consistent. Additionally, these adjustments are primarily non-cash items and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
h.Restructuring and facility closure costs, including accelerated depreciation: Post has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.

i.Transaction costs and integration costs: Post has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and divestitures, costs associated with setting up a special purpose acquisition company and integration costs incurred to integrate acquired or to-be-acquired businesses as Post believes that these exclusions allow for more meaningful evaluation of Post’s current operating performance and comparisons of Post’s operating performance to other periods. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post or the performance of the divested assets, and such costs are not factored into management’s evaluation of potential acquisitions or Post’s performance after completion of an acquisition or the evaluation to divest an asset or set up a special purpose acquisition entity. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the transaction and the maturity of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future transactions. By excluding these expenses, management is better able to evaluate Post’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for Post. Furthermore, Post believes that the adjustments of these items more closely correlate with the sustainability of Post’s operating performance. Post also has excluded certain expenses incurred to effect BellRing’s separation from Post and to support BellRing’s transition into a separate stand-alone, publicly-traded entity as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these separation costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s or the BellRing Brands segment’s current operating performances or comparisons of Post’s or the BellRing Brands segment’s operating performances to other periods.
j.Inventory revaluation adjustment on acquired business: Post has excluded the impact of fair value step-up adjustments to inventory in connection with business combinations as such adjustments represent non-cash items, are not consistent in amount and frequency and are significantly impacted by the timing and size of Post’s acquisitions.
k.Assets held for sale: Post has excluded adjustments recorded to adjust the carrying value of facilities and other assets classified as held for sale as such adjustments represent non-cash items and the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these adjustments do not reflect expected ongoing future operating expenses or income and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
l.Advisory income: Post has excluded advisory income received from 8th Avenue as Post believes such income does not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
m.Foreign currency gain/loss on intercompany loans: Post has excluded the impact of foreign currency fluctuations related to intercompany loans denominated in currencies other than the functional currency of the respective legal entity in evaluating Post’s performance to allow for more meaningful comparisons of performance to other periods.
n.Noncontrolling interest adjustment: Post has included an adjustment to reflect the removal of the portion of the non-GAAP adjustments related to BellRing and PHPC which are attributable to noncontrolling interest in the calculation of Adjusted net earnings and Adjusted diluted net earnings per common share.
o.Income tax effect on adjustments: Post has included the income tax impact of the non-GAAP adjustments using a rate described in the applicable footnote of the reconciliation tables, as Post believes that its GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.
p.U.K. tax reform expense: Post has excluded the impact of the income tax expense recorded in the third quarter of 2021 which reflected the remeasurement of Post’s U.K. deferred tax assets and liabilities considering a 25% U.K. corporate income tax rate for future periods. Post believes that the expense as reported is not representative of Post’s current income tax position and exclusion of the expense allows for more meaningful comparisons of performance to other periods.

Adjusted EBITDA and segment Adjusted EBITDA
Post believes that Adjusted EBITDA is useful to investors in evaluating Post’s operating performance and liquidity because (i) Post believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of Post’s and BellRing’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as Post and BellRing LLC are required to comply with certain covenants and limitations that are based on variations of EBITDA in their respective financing documents. Post believes that segment Adjusted EBITDA is useful to investors in evaluating Post’s operating performance because it allows for assessment of the operating performance of each reportable segment. Management uses Adjusted EBITDA to provide forward-looking guidance and uses Adjusted EBITDA and segment Adjusted EBITDA to forecast future results.
Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for income tax expense/benefit, interest expense, net and depreciation and amortization including accelerated depreciation and amortization, and the following adjustments discussed above: income/expense on swaps, net, mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities, gain on/adjustment to bargain purchase, provision for legal settlements, mark-to-market adjustments on equity securities, restructuring and facility closure costs excluding accelerated depreciation, transaction costs and integration costs, inventory revaluation adjustment on acquired business, assets held for sale, advisory income and foreign currency gain/loss on intercompany loans. Additionally, Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for the following items:
q.Gain/loss on extinguishment and refinancing of debt, net: Post has excluded gains and losses recorded on extinguishment and refinancing of debt, inclusive of payments for premiums, the write-off of debt issuance and deferred financing costs and the write-off of net unamortized debt premiums and discounts, net of gains realized on debt repurchased at a discount, as such gains and losses are inconsistent in amount and frequency. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
r.Non-cash stock-based compensation: Post’s and BellRing’s compensation strategies include the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ and stockholders’ investment interests, respectively. After the BellRing IPO, BellRing continues to be charged for Post stock-based compensation through the master services agreement with Post. BellRing’s director compensation strategy includes an election by any director who earns retainers in which the director may elect to defer compensation granted as a director to BellRing Class A common stock, earning a match on the deferral, both of which are stock-settled upon the director’s retirement from the BellRing board of directors. Post has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and does not contribute to meaningful comparisons of Post’s and BellRing’s operating performances to other periods.
s.Noncontrolling interest adjustment: Post has included adjustments for (i) the portion of BellRing’s consolidated net earnings/loss which was allocated to noncontrolling interest, resulting in Adjusted EBITDA including 100% of the consolidated Adjusted EBITDA of the BellRing Brands business, as Post believes this basis contributes to a more meaningful evaluation of the consolidated operating company performance and (ii) income tax expense/benefit, interest expense, net and depreciation and amortization for Post’s consolidated Weetabix investment which is attributable to the noncontrolling owners of the consolidated Weetabix investment.
t.Equity method investment adjustment: Post has included adjustments for the 8th Avenue equity investment loss and Post’s portion of income tax expense/benefit, interest expense, net and depreciation and amortization for its unconsolidated Weetabix investment accounted for using equity method accounting.
u.Adjustment to tax receivable agreement (“TRA”) liability: Post has excluded adjustments to BellRing’s TRA liability with Post as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these adjustments do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods. These adjustments also eliminate in consolidations at Post.

RECONCILIATION OF NET (LOSS) EARNINGS AVAILABLE TO COMMON SHAREHOLDERS
TO ADJUSTED NET EARNINGS (Unaudited)
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Net (Loss) Earnings Available to Common Shareholders	$(54.3)	$36.0	$136.8	$(56.2)

Adjustments:
Expense (income) on swaps, net	121.6	29.2	(105.6)	192.4
Payments of debt premiums and refinancing fees	0.1	—	75.9	49.8
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	(19.6)	(11.3)	(46.9)	13.9
Accelerated amortization	11.8	—	29.9	—
Gain on bargain purchase	(12.7)	—	(12.6)	—
Provision for legal settlements	—	0.6	15.0	0.6
Mark-to-market adjustments on equity securities	(1.4)	—	(12.3)	—
Restructuring and facility closure costs, including accelerated depreciation	0.1	1.0	5.9	2.0
Transaction costs	1.7	0.4	4.1	5.4
Integration costs	0.5	0.3	1.6	2.6
Inventory revaluation adjustment on acquired business	1.8	—	1.8	—
Assets held for sale	—	—	(0.5)	—
Advisory income	(0.1)	(0.1)	(0.4)	(0.4)
Foreign currency gain on intercompany loans	(0.1)	(0.2)	(0.1)	(0.2)
Noncontrolling interest adjustment	(4.6)	—	(11.8)	(0.2)
Total Net Adjustments	99.1	19.9	(56.0)	265.9
Income tax effect on adjustments (1)	(23.7)	(4.0)	7.5	(59.4)
U.K. tax reform expense	39.3	—	39.3	—
Adjusted Net Earnings	$60.4	$51.9	$127.6	$150.3

(1) For all periods, income tax effect on adjustments was calculated on all items, except income/expense on swaps, net and gain on bargain purchase, using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. Income tax effect for income/expense on swaps, net was calculated using a rate of 21.5%. Gain on bargain purchase was calculated using a rate of 0.0%.

RECONCILIATION OF WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING
TO ADJUSTED WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING (Unaudited)
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Weighted-average shares for diluted (loss) earnings per share	63.7	69.2	65.6	69.4
Effect of securities that were anti-dilutive for diluted (loss) earnings per share:
Stock options	0.6	—	—	0.7
Stock appreciation rights	0.1	—	—	0.1
Restricted stock unit awards	0.3	—	—	0.4
Performance-based restricted stock units	0.1	—	—	0.1
Adjusted weighted-average shares for adjusted diluted earnings per share	64.8	69.2	65.6	70.7

RECONCILIATION OF DILUTED (LOSS) EARNINGS PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS PER COMMON SHARE (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Diluted (Loss) Earnings per Common Share	$(0.95)	$0.52	$1.99	$(0.81)
Adjustment to Basic and Diluted (Loss) Earnings per Common Share for accretion of redeemable NCI (1)	0.10	—	0.10	—
Adjustment to Diluted (Loss) Earnings per Common Share (2)	0.01	—	—	0.02
Adjusted Diluted (Loss) Earnings per Common Share, as calculated using adjusted weighted-average diluted shares (2)	(0.84)	0.52	2.09	(0.79)

Adjustments (3):
Expense (income) on swaps, net	1.88	0.42	(1.61)	2.72
Payments of debt premiums and refinancing fees	—	—	1.16	0.70
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	(0.30)	(0.16)	(0.71)	0.20
Accelerated amortization	0.18	—	0.46	—
Gain on bargain purchase	(0.20)	—	(0.19)	—
Provision for legal settlements	—	0.01	0.23	0.01
Mark-to-market adjustments on equity securities	(0.02)	—	(0.19)	—
Restructuring and facility closure costs, including accelerated depreciation	—	0.01	0.09	0.03
Transaction costs	0.02	0.01	0.06	0.07
Integration costs	0.01	—	0.02	0.04
Inventory revaluation adjustment on acquired business	0.03	—	0.02	—
Assets held for sale	—	—	(0.01)	—
Advisory income	—	—	(0.01)	(0.01)
Noncontrolling interest adjustment	(0.07)	—	(0.18)	—
Total Net Adjustments	1.53	0.29	(0.86)	3.76
Income tax effect on adjustments (4)	(0.37)	(0.06)	0.11	(0.84)
U.K. tax reform expense	0.61	—	0.60	—
Adjusted Diluted Earnings per Common Share	$0.93	$0.75	$1.94	$2.13

(1) Represents the exclusion of the portion of the PHPC deemed dividend (which represents remeasurements to the redemption value of the redeemable NCI) that exceeded fair value which was treated as a reduction to income available to common shareholders for basic and diluted (loss) earnings per share. Post believes this exclusion allows for more meaningful comparison of performance to other periods.

(2) Represents the effect of the change in adjusted weighted-average diluted shares (as reconciled in the prior table), after consideration of the adjustment for the accretion of redeemable NCI and the adjustments presented in this table.

(3) Per share adjustments are based on adjusted weighted-average diluted shares (as reconciled in the prior table).
(4) For all periods, income tax effect on adjustments was calculated on all items, except income/expense on swaps, net and gain on bargain purchase, using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. Income tax effect for income/expense on swaps, net was calculated using a rate of 21.5%. Gain on bargain purchase was calculated using a rate of 0.0%.

RECONCILIATION OF NET (LOSS) EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Net (Loss) Earnings	$(54.3)	$36.0	$136.8	$(56.2)
Income tax expense (benefit)	28.5	5.0	81.2	(11.7)
Interest expense, net	91.9	96.4	283.3	293.3
Depreciation and amortization, including accelerated depreciation and amortization	109.4	92.7	316.9	274.5
Expense (income) on swaps, net	121.6	29.2	(105.6)	192.4
Loss on extinguishment and refinancing of debt, net	0.1	—	94.8	72.9
Non-cash stock-based compensation	14.2	12.6	42.0	37.3
Noncontrolling interest adjustment	9.4	4.0	19.4	16.6
Equity method investment adjustment	11.7	4.3	26.7	22.6
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	(19.6)	(11.3)	(46.9)	13.9
Gain on bargain purchase	(12.7)	—	(12.6)	—
Provision for legal settlements	—	0.6	15.0	0.6
Mark-to-market adjustments on equity securities	(1.4)	—	(12.3)	—
Restructuring and facility closure costs, excluding accelerated depreciation	—	1.0	5.6	2.1
Transaction costs	1.7	0.4	4.1	5.4
Integration costs	0.5	0.3	1.6	2.6
Inventory revaluation adjustment on acquired business	1.8	—	1.8	—
Assets held for sale	—	—	(0.5)	—
Advisory income	(0.1)	(0.1)	(0.4)	(0.4)
Foreign currency gain on intercompany loans	(0.1)	(0.2)	(0.1)	(0.2)
Adjusted EBITDA	$302.6	$270.9	$850.8	$865.7
Adjusted EBITDA as a percentage of Net Sales	19.0%	20.3%	18.8%	20.2%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED JUNE 30, 2021
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	BellRing Brands	Corporate/ Other	Total
Segment Profit	$87.8	$28.6	$27.9	$14.3	$51.5	$—	$210.1
General corporate expenses and other	—	—	—	—	—	(0.7)	(0.7)
Other income, net	—	—	—	—	—	(2.9)	(2.9)
Operating Profit	87.8	28.6	27.9	14.3	51.5	(3.6)	206.5
Other income, net	—	—	—	—	—	2.9	2.9
Depreciation and amortization, including accelerated depreciation and amortization	30.0	9.8	32.0	18.8	17.7	1.1	109.4
Non-cash stock-based compensation	—	—	—	—	1.8	12.4	14.2
Noncontrolling interest adjustment	—	(0.6)	—	—	—	—	(0.6)
Equity method investment adjustment	—	0.1	—	—	—	—	0.1
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	—	(0.2)	—	—	(19.4)	(19.6)
Gain on bargain purchase	—	—	—	—	—	(12.7)	(12.7)
Mark-to-market adjustments on equity securities	—	—	—	—	—	(1.4)	(1.4)
Transaction costs	—	—	—	—	—	1.7	1.7
Integration costs	0.4	—	0.1	—	—	—	0.5
Inventory revaluation adjustment on acquired business	1.5	—	—	0.3	—	—	1.8
Adjustment to TRA liability	—	—	—	—	(0.4)	0.4	—
Advisory income	—	—	—	—	—	(0.1)	(0.1)
Foreign currency gain on intercompany loans	—	—	—	—	(0.1)	—	(0.1)
Adjusted EBITDA	$119.7	$37.9	$59.8	$33.4	$70.5	$(18.7)	$302.6
Adjusted EBITDA as a percentage of Net Sales	25.5%	30.7%	13.7%	15.1%	20.6%	—	19.0%

RECONCILIATION OF SEGMENT PROFIT (LOSS) TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED JUNE 30, 2020
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	BellRing Brands	Corporate/ Other	Total
Segment Profit (Loss)	$127.6	$32.6	$(40.3)	$42.3	$30.6	$—	$192.8
General corporate expenses and other	—	—	—	—	—	(17.6)	(17.6)
Other income, net	—	—	—	—	—	(3.1)	(3.1)
Operating Profit (Loss)	127.6	32.6	(40.3)	42.3	30.6	(20.7)	172.1
Other income, net	—	—	—	—	—	3.1	3.1
Depreciation and amortization, including accelerated depreciation and amortization	28.2	8.4	29.6	19.4	6.2	0.9	92.7
Non-cash stock-based compensation	—	—	—	—	1.8	10.8	12.6
Noncontrolling interest adjustment	—	(0.4)	—	—	—	—	(0.4)
Equity method investment adjustment	—	0.1	—	—	—	—	0.1
Mark-to-market adjustments on commodity and foreign exchange hedges	—	0.1	0.6	—	—	(12.0)	(11.3)
Provision for legal settlements	—	—	—	0.6	—	—	0.6
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	—	1.0	1.0
Transaction costs	—	—	—	—	0.1	0.3	0.4
Integration costs	0.2	—	—	0.1	—	—	0.3
Advisory income	—	—	—	—	—	(0.1)	(0.1)
Foreign currency gain on intercompany loans	—	—	—	—	(0.2)	—	(0.2)
Adjusted EBITDA	$156.0	$40.8	$(10.1)	$62.4	$38.5	$(16.7)	$270.9
Adjusted EBITDA as a percentage of Net Sales	29.5%	36.5%	(4.2%)	24.9%	18.9%	—	20.3%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
NINE MONTHS ENDED JUNE 30, 2021
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	BellRing Brands	Corporate/ Other	Total
Segment Profit	$250.1	$82.6	$47.5	$72.2	$114.9	$—	$567.3
General corporate expenses and other	—	—	—	—	—	(29.6)	(29.6)
Other income, net	—	—	—	—	—	(19.8)	(19.8)
Operating Profit	250.1	82.6	47.5	72.2	114.9	(49.4)	517.9
Other income, net	—	—	—	—	—	19.8	19.8
Depreciation and amortization, including accelerated depreciation and amortization	87.4	28.6	94.3	55.2	48.3	3.1	316.9
Non-cash stock-based compensation	—	—	—	—	5.4	36.6	42.0
Noncontrolling interest adjustment	—	(1.3)	—	—	—	—	(1.3)
Equity method investment adjustment	—	0.2	—	—	—	—	0.2
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	—	(0.7)	—	—	(46.2)	(46.9)
Gain on bargain purchase	—	—	—	—	—	(12.6)	(12.6)
Provision for legal settlements	15.0	—	—	—	—	—	15.0
Mark-to-market adjustments on equity securities	—	—	—	—	—	(12.3)	(12.3)
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	5.3	0.3	5.6
Transaction costs	—	—	—	—	—	4.1	4.1
Integration costs	1.3	—	0.3	—	—	—	1.6
Inventory revaluation adjustment on acquired business	1.5	—	—	0.3	—	—	1.8
Assets held for sale	—	—	—	—	—	(0.5)	(0.5)
Adjustment to TRA liability	—	—	—	—	(0.4)	0.4	—
Advisory income	—	—	—	—	—	(0.4)	(0.4)
Foreign currency gain on intercompany loans	—	—	—	—	(0.1)	—	(0.1)
Adjusted EBITDA	$355.3	$110.1	$141.4	$127.7	$173.4	$(57.1)	$850.8
Adjusted EBITDA as a percentage of Net Sales	25.5%	31.4%	12.2%	17.7%	19.1%	—	18.8%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
NINE MONTHS ENDED JUNE 30, 2020
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	BellRing Brands	Corporate/ Other	Total
Segment Profit	$300.6	$84.3	$30.5	$98.5	$115.0	$—	$628.9
General corporate expenses and other	—	—	—	—	—	(97.7)	(97.7)
Other income, net	—	—	—	—	—	(9.6)	(9.6)
Operating Profit	300.6	84.3	30.5	98.5	115.0	(107.3)	521.6
Other income, net	—	—	—	—	—	9.6	9.6
Depreciation and amortization, including accelerated depreciation and amortization	84.2	25.7	88.3	54.4	19.0	2.9	274.5
Non-cash stock-based compensation	—	—	—	—	4.8	32.5	37.3
Noncontrolling interest adjustment	—	(1.3)	—	—	—	—	(1.3)
Mark-to-market adjustments on commodity and foreign exchange hedges	—	—	1.5	—	—	12.4	13.9
Provision for legal settlements	—	—	—	0.6	—	—	0.6
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	—	2.1	2.1
Transaction costs	—	—	—	—	1.9	3.5	5.4
Integration costs	1.8	—	—	0.8	—	—	2.6
Advisory income	—	—	—	—	—	(0.4)	(0.4)
Foreign currency gain on intercompany loans	—	—	—	—	(0.2)	—	(0.2)
Adjusted EBITDA	$386.6	$108.7	$120.3	$154.3	$140.5	$(44.7)	$865.7
Adjusted EBITDA as a percentage of Net Sales	26.2%	33.3%	11.6%	20.9%	19.9%	—	20.2%

SELECTED FINANCIAL INFORMATION FOR 8TH AVENUE (Unaudited)
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Net Sales	$214.8	$243.7	$664.5	$695.2
Gross Profit	$31.5	$45.0	$101.2	$124.6

Net (Loss) Earnings	$(7.1)	$3.9	$(8.2)	$(4.2)
Less: Preferred Stock Dividend	9.2	8.2	26.8	24.0
Net Loss Available to 8th Avenue Common Shareholders	$(16.3)	$(4.3)	$(35.0)	$(28.2)

EXPLANATION AND RECONCILIATION OF 8TH AVENUE’S NON-GAAP MEASURE
Post believes that Adjusted EBITDA is useful to investors in evaluating 8th Avenue’s operating performance and liquidity because (i) Post believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of 8th Avenue’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt. Management uses 8th Avenue’s Adjusted EBITDA to provide forward-looking guidance and to forecast future results.
8th Avenue’s Adjusted EBITDA reflects adjustments for interest expense, net, income tax expense/benefit and depreciation and amortization including accelerated depreciation, and the following adjustments:
a.Transaction, integration and sale-leaseback costs: Post has excluded transaction costs related to professional service fees and other related costs associated with (i) signed business combinations, (ii) a sale-leaseback transaction and (iii) integration costs incurred to integrate the component business units that comprise the combined 8th Avenue organization. Post believes that these exclusions allow for more meaningful evaluation of 8th Avenue’s current operating performance and comparisons of 8th Avenue’s operating performance to other periods. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of 8th Avenue’s assets or acquired assets as part of 8th Avenue, and such costs are not factored into 8th Avenue management’s evaluation of its performance, its evaluation of potential acquisitions or its performance after completion of an acquisition. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the acquisitions and the maturity of the businesses being acquired. Also, the size, complexity and/or volume of past acquisitions, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding these expenses, 8th Avenue management is better able to evaluate 8th Avenue’s ability to utilize its existing assets and estimate the long-term value that its assets will generate for 8th Avenue. Furthermore, Post believes that the adjustments of these items more closely correlate with the sustainability of 8th Avenue’s operating performance.
b.Gain on bargain purchase: Post has excluded gains recorded for acquisitions in which the fair value of the assets acquired exceeded the purchase price as such amounts are inconsistent in amount and frequency. Post believes such gains are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of 8th Avenue, and such amounts are not factored into the performance of acquisitions after their completion.
c.Non-cash stock-based compensation: 8th Avenue’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ investment interests. Post has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and do not contribute to meaningful comparisons of 8th Avenue’s operating performance to other periods.
d.Advisory costs: Post has excluded advisory costs payable by 8th Avenue to Post and a third party as Post believes such costs do not contribute to a meaningful evaluation of 8th Avenue’s current operating performance or comparisons of 8th Avenue’s operating performance to other periods.

RECONCILIATION OF 8TH AVENUE’S NET (LOSS) EARNINGS TO 8TH AVENUE’S ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Net (Loss) Earnings	$(7.1)	$3.9	$(8.2)	$(4.2)
Interest expense, net	9.1	9.7	26.5	37.9
Income tax benefit	(1.8)	2.1	(6.1)	0.1
Depreciation and amortization, including accelerated depreciation	13.6	12.9	43.0	37.9
Integration costs	1.5	0.2	2.7	0.9
Gain on bargain purchase	—	(3.4)	—	(3.4)
Non-cash stock-based compensation	—	(0.2)	0.5	0.1
Transaction costs	0.6	—	1.1	0.4
Sale-leaseback costs	—	—	—	0.7
Advisory costs	0.4	0.4	0.9	1.2
Adjusted EBITDA	$16.3	$25.6	$60.4	$71.6
Adjusted EBITDA as a percentage of Net Sales	7.6%	10.5%	9.1%	10.3%